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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): July 23, 1998


                         TRIATHLON BROADCASTING COMPANY
             (Exact name of registrant as specified in its charter)


         Delaware                      0-26530               33-0668235
(State or other jurisdiction         (Commission            (IRS Employer
     of incorporation)               File Number)         Identification No.)


           Symphony Towers
      750 B Street, Suite 1920
             San Diego, CA                               92101
(Address of principal executive offices)               (ZIP Code)


           Registrant's telephone number, including area code: (612) 239-4242

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ITEM 5.  OTHER EVENTS.

     Triathlon Broadcasting Company (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 23, 1998, with Capstar Radio Broadcasting Partners, Inc. ("Parent") and TBC Radio Acquisition Corp., a wholly-owned subsidiary of Parent ("Sub"), pursuant to which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger"). Pursuant to the Merger Agreement, upon the consummation of the Merger, each outstanding share of each class of Common Stock of the Company shall be converted into the right to receive $13.00, subject to adjustment, and each outstanding depositary share of the Company, representing one-tenth interest in a share of 9%Mandatory Convertible Preferred Stock, par value $.01 per share, of the Company, shall be converted into the right to receive $10.83, subject to adjustment.

     The consummation of the Merger is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including, but not limited to, the approval by the stockholders of the Company of the transactions contemplated thereby, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of all applicable consents to the Merger from the Federal Communications Commission. The Merger is currently expected to be consummated in the second quarter of 1999.

     As a condition precedent to the execution of the Merger Agreement, Parent, Sub, the Company and certain stockholders of the Company have entered into stockholder agreements (the "Stockholder Agreements"), whereby each of such stockholders have agreed to vote all shares of the capital stock of the Company beneficially owned by each in favor of the Merger and against any competing transaction.

     The foregoing descriptions of the Merger Agreement and the Stockholder Agreements do not purport to be complete and are qualified in their entirety by the copies of the Merger Agreement and the Stockholder Agreements attached hereto as exhibits, which are incorporated herein by reference.

     On July 24, 1998, a lawsuit was commenced against the Company and its directors in the Court of Chancery of the State of Delaware (New Castle County). The plaintiff in the lawsuit is Herbert Behrens, who purports to have filed the action on behalf of a class consisting of all holders of Depositary Shares. The complaint alleges that the consideration to be paid as a result of the Merger to the holders of the Depositary Shares is unfair and that the individual defendants have breached their fiduciary duties. The complaint seeks to have the action certified as a class action and seeks to enjoin the Merger, or in the alternative, seeks monetary damages. The Company intends to defend the lawsuit vigorously.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c) EXHIBITS.

     Exhibit No.   Description.

     2.1 Agreement and Plan of Merger, dated as of July 23, 1998, among Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

     10.1 Stockholder Agreement, dated as of July 23, 1998, among Robert F.X. Sillerman, Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

     10.2 Stockholder Agreement, dated as of July 23, 1998, among The Tomorrow Foundation, Inc., Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

     10.3 Stockholder Agreement, dated as of July 23, 1998, among Norman Feuer, Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

     10.4 Stockholder Agreement, dated as of July 23, 1998, among Howard Tytel, Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            TRIATHLON BROADCASTING COMPANY


Date:  July 28, 1998                        By: /s/ Norman Feuer
                                               -------------------------------
                                               Norman Feuer
                                               Chief Executive Officer

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                                 EXHIBIT INDEX

Exhibit No.   Description.

    2.1 Agreement and Plan of Merger, dated as of July 23, 1998, among Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

    10.1 Stockholder Agreement, dated as of July 23, 1998, among Robert F.X. Sillerman, Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

    10.2 Stockholder Agreement, dated as of July 23, 1998, among The Tomorrow Foundation, Inc., Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

    10.3 Stockholder Agreement, dated as of July 23, 1998, among Norman Feuer, Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.

    10.4 Stockholder Agreement, dated as of July 23, 1998, among Howard Tytel, Capstar Radio Broadcasting Partners, Inc., TBC Radio Acquisition Corp. and Triathlon Broadcasting Company.